Exhibit 99.1

Palm Beach, FL February 15, 2021. - E. W. Letiziano, CEO announced that Signet International Holdings, Inc. has executed an Exclusive Distributor Agreement with Jarada, Inc. Ltd of Seoul Korea represented by Company President and Chief Engineer, Seung Hoon Lee. The Agreement appoints Jarada exclusive South Korean territorial distribution rights to all of Signet’s Graphene products that will be developed and made available for worldwide commercialization.

In the past years Jarada has established and maintained various types of industrial alliances and market contacts particularly in the Country’s aggressive auto industry and public-works municipal authorities. All sanctioned export necessities, payment terms, and conditions have been delineated in the prescribed long-term contract.